Exhibit (C)(4)(E)

Progress Report for the Carter II project

October 8, 2015 Confidential

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Important Notice

This document was prepared by Asesorias Tyndall Limitada (“Tyndall”) for the sole benefit and use of the recipient for whom it is intended (the “Recipient”), with the purpose of assisting the Recipient in the analysis of one or more situations or transactions. Both the existence and the content of this document are of a confidential nature. The publication, dissemination, or disclosure, either in whole or in part, of this document, in any form or by any means, without previous express written authorization by Tyndall, is expressly prohibited.

This document has been drafted as part of an oral presentation to the Recipient, and therefore maybe be considered complete without reference to this oral presentation. Thus, this document has been prepared for a specific purpose, and in a particular context, and, for that reason, may not be used for any other purpose or in any context other than that for which it was prepared.

In the preparation of this document, Tyndall has used publicly available information that has been provided to Tyndall by the Recipient, or by third parties acting on behalf of the Recipient. Tyndall has not independently verified its truthfulness, accuracy, or the validity of the information.

The information and estimates contained herein reflect current conditions and the viewpoint of Tyndall at the time of its generation, which are both subject to change.

Any reference to figures or possible terms or conditions of a given operation or transaction contained in this document constitutes an estimative opinion on the part of Tyndall, based on historical relationships between variables that may not necessarily repeat in the future, and on predictions with regard to future events that are, due to their nature, uncertain. Therefore, all estimative opinions contained in this document should be considered as indicative, preliminary, and for strictly illustrative purposes.

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Content and purpose of this document – important

The purpose of this document is to serve as support for the oral presentation that Asesorías Tyndall Limitada (“Tyndall”) will hold at the meeting of the Board of Directors (the “Board”) of the Empresa Nacional de Electricidad S.A. (“Endesa”), to be carried out on the date of September 24, 2015, in which Tyndall will inform the Board with regard to the progress of the work that Tyndall is currently carrying out in regards to the corporate reorganization reported by Endesa as an essential fact, dated June 27, 2015 (the “Corporate Reorganization”). Therefore, this document must be considered along with the aforementioned oral presentation of Tyndall, and shall be considered incomplete if analyzed apart from that oral presentation.

As per the foregoing, it is important to clarify that this document does not constitute a “report,” nor does it reflect the “opinion” of Tyndall with regard to the Corporate Reorganization, but rather that it simply has the purpose of providing information regarding the progress of the work performed to date, identifying certain preliminary considerations that have arisen due to information received, and activities performed to date, and to provide a viewpoint regarding what the expectations are for the next steps and in the work to be performed.

Beyond that, Tyndall is still in the process of receiving part of the information requested, for which reason even information used as a basis for preparation of this document may be subject to revision and supplement, which could have a significant impact on the analyses and considerations presented.

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Tentative updated calendar

August September October

1 Gathering of Information 2 Analysis 3 Conclusions

Understand the transaction Review publicly available Familiarization with the final proposed, including steps, historical and market information proposal with terms and requirements, and implications. conditions of the transaction Review available information Identify the intended objectives through the virtual data room Validation of estimate of possible of the transaction, grounds for costs and benefits Identify and request missing the suitability of the proposed information Analysis of strategic fit of the transaction to achieve these transaction for Endesa and other goals, and the main premises Model the transaction itself qualitative aspects on which this thesis is based. Review financial projections from Preliminary view on the proposed Clarify the scope of the order. the various companies involved exchange rate Determine what information is Question and answer sessions Clarification of questions that required to fulfill the order. with several parties may arise in connection with the ActivitiesDefine a procedure to be Regarding the transaction preliminary analysis followed in interactions with Regarding the business Session with the Board to advise the various parties involved.

Session with regard to preliminary with the Board to advise Meeting with the Board to them as to the degree of progress conclusions and hear any doubts identify additional points in and to begin to familiarize that may arise particular that the board members of the Board with the Editing of preliminary report requires us to examine. most relevant aspects of the Board Meeting to review transaction proposed preliminary information Final report

Activities performed Activities under development 3 Pending activities Activities to carry out Document under development v.10/08/2015

Schedule

Background information

Suggestions on aspects to be considered in the analysis

Preliminary analysis of the objectives being pursued with the transaction Additional considerations Appendix

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Initial announcement of Corporate Reorganization by Enel

On April 22, 2015, Enel SpA (“Enel”), the parent company of Enersis S.A. (“Enersis”), of Endesa and of Chilectra S.A. (“Chilectra”), released a decision made by its Board of Directors, in which that Board considered and deemed it acceptable that the boards of Enersis, Endesa and Chilectra initiate an analysis for the possible process of corporate reorganization (the Corporate Reorganization) in order to separate the electricity generation and distribution assets in Chile from those in other countries in Latin America According to this notice from Enel1: The corporate reorganization proposal is an initiative that forms part of the program of rationalization and simplification of the “Group” previously announced by Enel Such corporate reorganization eliminates a number of redundancies and overlaps among companies that report to Enersis (i) which are preventing the full valuation of associated assets for all shareholders, reducing the visibility of the different businesses, and (ii) making the decision-making process unnecessarily complex Clear differentiation between operations in Chile and operations in other Latin American countries would assist in the creation of value for Enersis, Endesa, and Chilectra, as well as for their shareholders.

Finally, the communication from Enel indicated that the competent entities of Enersis, Endesa, and Chilectra will evaluate the possible conditions and procedures for the implementation of the Corporate Reorganization, in compliance with applicable laws.

On this date April 22, 20152, the directors of Enersis, Endesa, and Chilectra were made aware of what was disclosed by Enel

1 Press release from Enel dated April 22, 2015, included as an attachment to the essential fact of Endesa dated April 22, 2015

2 Essential facts of Enersis, Endesa and Chilectra dated April 22, 2015

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Decision to initiate analysis on the part of Enersis, Endesa and Chilectra

On April 28, 2015, the Board of Directors of Enersis, parent company of Endesa, resolved to initiate the analysis of the Corporate Reorganization, entailing the separation of generation and distribution activities in Chile from the rest of the activities performed outside of Chile by Enersis and its subsidiaries Endesa Chile and Chilectra According to what reported by Enersis1: The objective of the Corporate Reorganization would be to: “resolve certain duplications and redundancies currently arising from the complex corporate structure of Grupo Enersis and the generation of value for all shareholders, maintaining the benefits derived from the membership in Grupo Enel”

On this matter, the Board of Directors of Enersis:

- Proposed an analysis of the division of Enersis, Endesa Chile and Chilectra in order to achieve separation, on the one hand, of the distribution and generation businesses in Chile, and on the other, of activities outside of Chile, and a possible future merger of the resulting companies that will hold the shares of businesses outside of Chile

- Issued instructions to the management of Enersis to “analyze this possible corporate reorganization, taking into consideration both the interest of the company as well as that of shareholders and other stakeholders, with particular attention to the interest of minority shareholders, as well as to bring this initiative to the boards of directors of Endesa Chile and Chilectra”

- Stated that “upon being approved by the boards of directors of Enersis, Endesa Chile, and Chilectra, the proposal for company reorganization would, if applicable, be submitted for the approval of the respective shareholder meetings”

On this same date, the Board of Directors of Endesa stated that (i) the Board of Directors of Enersis had communicated to Endesa that Enersis had initiated work on the analysis of the Corporate Reorganization and (ii) that the Board of Directors of Endesa, for its part, had decided to initiate the studies aimed at analyzing the Corporate Reorganization

1 Enersis press release, dated April 28, 2015

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Definition of the structure of the Corporate Reorganization to be analyzed

On July 27, 2015, Enersis, Endesa, and Chilectra stated that their respective Boards of Directors had resolved that, if the Corporate Reorganization were approved, this would be performed through the following company operations1: Each of the subsidiary companies of Chilectra S.A. (“Chilectra”) and Empresa Nacional de Electricidad S.A.

(“Endesa Chile”) would be divided, resulting in: (i) a new company in the Chilectra division (“Chilectra Américas”) to which would be assigned company shares and any other assets that Chilectra may hold outside of Chile, as well as the liabilities associated with them and (ii) a new company in the Endesa Chile division (“Endesa Américas”) to which would be assigned company shares and any other assets that Endesa Chile may hold outside of Chile, as well as the associated liabilites Enersis, in turn, would be divided, with a new company arising from this division (“Enersis Chile”), to which company shares and assets of Enersis in Chile will be assigned, including shares in each of the companies Chilectra and Endesa Chile (through the division of these companies), and the associated liabilities, and the spin-off Company Enersis (which, shortly after the division, would be called, for these purposes, “Enersis Américas”) would retain the company shares of Enersis outside of Chile, as well as those held in each of the new companies Chilectra Américas y Endesa Américas, created as a result of the division of Chilectra and Endesa Chile noted above, and the liabilities associated therewith.

Once the aforementioned divisions have been performed, Enersis Américas would absorb, by merger, Chilectra Américas and Endesa Américas, which would be dissolved without liquidation, with all the international shares of Grupo Enersis outside of Chile being grouped in this manner at first. This merger, which involves the newly created companies (Endesa Américas and Chilectra Américas), would take place as soon as legally possible, in accordance with any regulations in force.

In the same statement, it was reported that (i) the resulting companies would be based in Chile and their shares would be listed on the same markets on which those of the Enersis Group are currently listed, and that (ii) none of the transactions described require contribution of additional financial resources by shareholders

1 Essential facts of Enersis, Endesa and Chilectra dated July 27, 2015

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Decision to request Board to make a statement with regard to the Corporate Reorganization

Through Ordinary Official Letter No. 15452 dated July 20, 2015, the Superintendence of Securities and Insurance (the “SVS”), among other things, stated the following:

Given the objective that is sought with the operation, “it will only be achieved if each and every one of the steps proposed is carried out; that is, the divisions and mergers made cannot be examined separately as independent and autonomous operations.”

In consideration of the complexity of the operation, Endesa could consider other methods allowing the shareholders to have additional information for a suitable analysis of the operation, including an express pronouncement by the board of directors with regard to the Corporate Reorganization On August 13, 2015, the Board of Directors of Endesa stated1 that in an extraordinary meeting on that same date the Board agreed to designate Tyndall, in its capacity of Financial Advisor to the Board:

“with duties and a scope of work equivalent to that considered in the Law of Corporations in its article 147, referring to independent assessors” ; and, in addition,

to comply with the requirements concerning reporting and justification of the Corporate Reorganization, under the terms recommended by the SVS in its Ordinary Official Letter No. 15452, dated July 20, 2015 In Article 147 of the Law of Corporations, which is relevant in this context, it is established that a publicly traded corporation may only enter into operations with related parties when: This has the purpose of contributing to the interest of the company The price, terms, and conditions are in line with those which prevail on the market at the time of its approval If an extraordinary shareholders meeting is called to approve the operation, the board of directors must assign at least one independent assessor to inform the shareholders with regard to the conditions of the operation, its effects, and its potential impact on the company In its report, the independent assessor assigned must also make a pronouncement with regard to the points that the board of directors, if applicable, have expressly indicated for assessment

1 Enersis press release, dated July 27, 2015, available at www.enersis.cl

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Schedule

Background information

Suggestions on aspects to be considered in the analysis

Preliminary analysis of the objectives being pursued with the transaction Additional considerations Appendix

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Specification of scope of work

Not withstanding what was stated previously in the “Background Information” section, specifying the context and object of the work, we would like to cover the following two aspects with the Board: Suggestions on subjects to be considered in the analysis Prepare a detailed description of the Corporate Reorganization proposed Review the origin and declared reasons for the implementation by the party promoting the initiative Examine the existence of potential conflicts of interests among the parties involved and/or the entities called to rule on this operation Analyze the conditions of the Corporate Reorganization, its effects, and its potential impact on the company, with a view towards determining if it:

- Has the purpose of contributing to the “interest of the company”; and

- The price, terms, and conditions are in line with those operations which prevail on the market at the time of its approval Other aspects that the Board deems relevant for consideration With regard to the methodology to be followed by Tyndall, the main analyses to be performed are summarized below: Examination of the main reasons presented for the performance of the Corporate Reorganization Main strategic considerations for Endesa becoming an entity focused exclusively on operating in Chile and contributing its non-Chilean business generation to an “integrated” regional company Valuation of Endesa according to distinct methodologies Analysis of “relative contribution” of various parties in the creation of Enersis Américas Analysis of “creation of value,” contrasting the situation of the Endesa shareholders “before” and “after” the Corporate Reorganization, from a value perspective

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Specification of scope of work (cont.)

As a part of its work, Tyndall plans to perform the following activities:

Review the information that Enersis, Chilectra, and Endesa make available to Tyndall for the purposes of performing the analysis.

Meet with the administration of Enersis, Chilectra y Endesa, and, to the extent possible, with the administrators of the subsidiaries of these companies, to be included in the “merged Enérsis América,” in order to review the assumptions according to which the financial projections have been made (the “Financial Projections”), and which have been provided for the purposes of performing the financial analysis.

Meet with other assessors (financial, legal, tax) designated by Enersis, Endesa, and Chilectra, in order to address the various aspects of the Corporate Reorganization.

Review public information on: Enersis, Chilectra and Endesa

Other companies involved in the generation, transmission, and distribution of electrical energy

Information on markets in which companies whose shares will be part of the Corporate Reorganization are participating In general, other publicly available background information and data that Tyndall deems relevant

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Schedule

Background information

Suggestions on aspects to be considered in the analysis

Preliminary analysis of the objectives being pursued with the transaction

Additional considerations

Appendix

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Reasons for the Corporate Reorganization

In accordance with the information provided by Endesa, there is no formal document at this time, in which the proponent of the transaction explains the merits that the Corporate Reorganization would have for Endesa shareholders It seems to us that having this document would be beneficial for the various parties involved in the reorganization, in particular Endesa and its shareholders, so that they might have better clarify with regard to the objectives and premises under which it is being proposed In the event that the document will not be prepared, we have reviewed publicly available documents in which Enersis and Endesa outline some of the objectives of the reorganization and the premises that form its basis Among these documents there are:

- Initiative for the reorganization of the corporate structure in Latin America (Enersis, April 2015)

- Update as of July 28, 2015—Reorganization of the corporate structure (Enersis, July 2015)

- Essential Facts

Apart from said documents, we reviewed the presentation made by Deutsche Bank to the board of directors of Endesa on July 27, 2015, where certain premises justifying the Corporate Reorganization from the point of view of Endesa were explained, as well as potential sources of value creation for its shareholders We brought together the important points in these documents in order to perform a preliminary analysis of the premises, and a diagnostic with regard to the suitability of the transaction for meeting the proposed objectives

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Main premises and arguments presented by Enel, Enersis, and Endesa with regard to the Corporate Reorganization

Theory with regard to post-reorganization Premise situation

Complex corporate structure hinders decision-making Simplification of decision-making process process

Creation of investment vehicle with simple and Strategic Complex corporate structure without geographic focus flexible structure (Enersis Américas) considerations Duplication of investment vehicles (i) generates conflict Structure permits rapid implementation of of interest between Enersis and Endesa regarding industrial plans for Chile and other countries growth generation strategy, and (ii) limits growth and Mitigation of current conflict of interest investment plans

Endesa is undervalued, which is evidenced by the The separation of Chile from the rest of Latin discount at which it trades in comparison to similar America provides greater investment flexibility companies for minority shareholders Financial reasons explaining this the considerations Possible include complexity Stakes of current Endesa shareholders in Endesa of the structure and the reduced visibility of Chile and Enersis Américas will have a higher unconsolidated shares market value than the current market value of their stake in Endesa

To date, no information has been provided describing how decision-making processes, investment flexibility, or the streamlining of industrial plans of Endesa would change with the Coprorate Reorganization, or making a comparison between the new situation and the current situation Furthermore, no information has been provided relating to control mechanisms within Grupo Enel which would make it possible to mitigate the current conflict of interest (apart from the better match that would arise between the percentage controlled by Endesa (60%) and the cash flow percentage (36%) which Enel currently accesses with regard to Endesa shares to be assigned to the new Enersis Américas, versus that which would be the case post-operation (50% and 50%) In this context, our analysis has focused on the financial considerations that have been proposed

Note: details on the assumptions and theories set forth in the Enersis and Endesa documents are detailed in the Appendix

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Main adjustments made to the VE/EBITDA 2016E multiple

Main adjustments made (US$mm)

	Non-adjusted values			Minority interest at market value (Δ VE)[2]	Projects under development (Δ VE)	Unconsolidated investment		Adjusted VE/EBITDA
	Company value (VE)[1]	EBITDA 16E	VE/EBITDA			Δ VE	EBITDA 16E	
Enersis	19,471	3,817	5.1x	4,845[3]	(99)[4]	(98)[5]	-	6.3x
Endesa	13,883	2,064	6.7x	3,498[3]	(99)[4]	(1,059)[5]	-	7.9x
AES Gener	7,021	654	10.7x	87	(1,877)[6]	357[7]	75[7]	7.7x
Celsia	2,337	313	7.5x	(49)	-	(129)[8]	-	6.9x

Source: Capital IQ, financial statements of the companies. Market prices as of September 22, 2015, Financial statements as of June, 2015
Note 1: Multiples calculated in the currency which each company reports in
[1] Calculated as market capitalization + net debt + minority interest to book value
[2] Difference between the book value and market value of the minority interest..For all of the comparable companies (pages 24 and 25), except for Enersis and Endesa, the market value of the minority interest was estimated by multiplying the accounting minority interest by the ratio between book equity and market capitalization of each company
[3] Adjustment to minority interest calculated using valuation based on multiples of comparable companies traded by country and industry, adjusted for the discount at which the company trades with respect to their valuation by tradable multiples
[4] Investment by Endesa in the Los Cóndores hydroelectric project (150MW), the operation of which is estimated to commence in 2018
[5] Adjustment to investments in consolidated shares calculated using valuation based on multiples of comparable companies traded by country and industry, adjusted for the discount at which the company trades with respect to their valuation by tradable multiples
[6] Assets of US $ 1.1 billion in the Cochrane project (532MW) and US $ 728 million in the Alto Maipo project (531 MW) the commencement of operation of which is estimated for 2017 and 2018, respectively
[7] Eléctrica Guacolda is consolidated by the proportional consolidation method, adding the proportional net debt (US $ 357mm) to the Company Value and an estimate of proportional EBITDA (US$75mm) to the 2016 EBITDA estimated for AES Gener
[8] Permanent Investments accounted for by Celsia as of June 2015 at their book value

Tyndall Group 15

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In order to test the assumption that Endesa trades at a discount with respect to comparable companies, it is necessary to define (i) the universe of comparable companies, and (ii) the multiple at which Endesa and comparable companies are traded

VE/EBITDA 2016E of energy generation companies



VE/EBITDA 2016E Capital IQ[1]
VE/EBITDA 2016E adjusted[2]
6.7x
7.9x
8.9x
8.9x
10.7x
7.7x
6.8x
6.8x
7.8x
6.4x
6.4x
6.9x
6.9x
5.6x
5.6x
6.3x
10.1x
10.1x
7.5x
6.9x
8.4x
8.9x
9.1x
6.5x
6.5x
7.8x
endesa
Colbún
AES Gener
E-CL
Tractebel Energia
CESP
AES Tietê
ISAGEN
CELSIA
EDEGEL
EnerSur

Considerations

- Endesa owns shares in companies that have operations in Chile (SIC and SING), Argentina, Brazil and Peru, so any estimation of the theoretical multiple that Endesa "should" trade at, should consider exposure to these countries
- The multiples at which Endesa and comparable companies trade at should be released in such a manner as to be effectively comparable
    - Multiples should be adjusted, among other variables, by (i) estimation of the market value of the minority interest, (ii) development projects that do not generate EBITDA within the scope considered, and (iii) investments that are consolidated by the share method and therefore are not considered in the consolidated EBITDA

Note: the upper line shows the average of multiples per country obtained by adjustments made
Source: Capital IQ, financial statements of the companies. Market prices as of September 22, 2015 Financial statements as of June, 2015
[1] Consensus of analysts on research reported by Capital IQ
[2] Adjustments detailed on page 15 of the presentation

Tyndall Group 16
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While the corporate structure of Endesa is complex, many analysts perform a valuation based on the sum of its parts based on individual DCF's for the most important companies in the group

Estimation by analysts for companies in which Endesa and Enersis are shareholders (US$mm)

	Corpbanca Dec-30-14	Credicorp Capital Apr-9-15	Santander Apr-28-15	Citi Apr-29-15	Banco BICE May-20-15	LarrainVial May-27-15	Scotiabank Aug-10-15	Minimum	Maximum
EOC-C	9,685	9,063	10,107	9,734	9,597	10,720	7,977	7,977	10,720
Chilectra-C	1,739	2,769	2,588	1,910	2,666	2,198	2,775	1,739	2,775
Codensa	2,672	3,539	2,636	3,891	4,328	3,443	3,600	2,636	4,328
Emgesa	4,943	5,877	4,300	8,909	4,351	6,374	4,837	4,300	8,909
Edelnor	1,327	1,189	1,335	1,077	1,503	1,128	1,384	1,077	1,503
Edegel	2,367	2,566	2,253	3,458	2,468	2,768	2,527	2,253	3,458
Piura	-	292	297	480	476	176	-	176	480
Ampla	2,070	1,618	1,596	551	1,082	1,280	1,116	551	2,070
Coelce	3,020	1,738	1,200	1,191	1,666	1,086	1,344	1,086	3,020
Cachoeira	1,299	1,298	1,121	980	1,144	1,059	1,712[1]	980	1,299
Fortaleza	480	589	662	303	635	598		303	662
CIEN	879	739	202	317	753	413	357	202	879
Edesur	(971)	(495)	0	(348)	0	128	150	(971)	150
Dock Sud	-	(42)	0	117	0	70	-	(42)	117
Cost./Chocón	(75)	182	(70)	808	0	326	295	(75)	808
Other ENI	618	(1,424)	519	(644)	(605)	(235)	(605)	(2,004)	618
Other EOC	-	(66)	216	(952)	343	-	343	(952)	343

The methodology and information used by analysts challenge the assumption of lack of visibility, while the dispersion in valuations at the level of individual companies raises doubts regarding the consistency of the valuation performed by analysts of Enersis Américas

Note 1: The valuation parameters are not always consistent between various analysts
[1] Considers both assets of Cachoeira as well as Fortaleza

Tyndall Group 17

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Considerations

As a conceptual framework for analyzing the merits of a transaction with the characteristics of the Corporate Reorganization for Endesa shareholders, we believe that there must be strong evidence that (i) there are benefits to the shareholders of Endesa, (ii) the magnitude of these benefits more than outweigh the potential risks that the reorganization could involve A priori, it does not seem to us that the Corporate Reorganization increases (or at least not in a relevant manner) the investment flexibility of minority shareholders of Endesa While the transaction would create investment vehicles that do not exist today, (i) there are currently alternatives to build similar portfolios, (ii) the transaction also involves the inability to invest in Endesa in its current structure in the future, (iii) is not made clear that, if there is a benefit, this is of a magnitude commensurate with the complexity of the transaction, nor that is different for minority shareholders of Endesa than for the rest of the market It is difficult to estimate the theoretical multiple at which Endesa “should” trade today based on comparable companies This analysis is subject to judgment with respect to (i) whether there is a real “comparable” company for Endesa, and (ii) adjustments that must be made to Endesa’s multiples and its possible comparable companies Our preliminary analysis suggests that, if there is a discount with respect to this theoretical value, there would not be strong evidence that it is significant today (or at least not as significant as it could be in the case of Enersis) Perhaps more important, it does not seem to us that there is strong evidence that the value for Endesa shareholders post-merger will be greater than the current value based exclusively on a potential re-rating It seems reasonable to expect that Endesa Chile, once divided, will be seen as a company with a geographical and business focus, with an attractive level of liquidity and a simple corporate structure

- There is a universe of comparable companies that is narrower and more defined than the one for Endesa currently

- The levels at which these comparable companies trade suggests that Endesa Chile would have to trade at a multiple greater than the one at which Endesa currently trades

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Considerations (cont.)

However, there is uncertainty with regard to the value of Enersis Américas and the stake that the Endesa shareholders would have in it

- The new structure does not entirely resolve the issue of complexity

- Certain intermediate holdings are eliminated, cross-shareholders are eliminated and the “non-consolidated” EBITDA is reduced

- However, there would be a significant number of companies that belong to the same holding company, operating three different types of businesses, in countries with significantly different macroeconomic and regulatory environments

- The analysts show a significant dispersion in the valuation of individual companies that would be a part of Enersis Américas

- To date, there has not been a proposal for an exchange relationship for the merger between Enersis Américas, Endesa Américas and Chilectra Américas From the information that we have analyzed to date, it does not seem to us, based exclusively on the financial considerations reviewed, that there would exist strong enough evidence to justify an operation with these characteristics However, this assessment is preliminary and subject to review as (i) new information becomes available regarding the merits of the transaction, (ii) the analysis is refined, and (iii) the exchange ratio of the proposed merger becomes known

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The performance of Endesa and Enersis shares from the date the transaction was announced has been less than that of ISPA and other power companies listed in Chile

Performance in US$ (base 100 as of April 21, 2015)

Enersis Endesa Colbún Gener E-CL IPSA excl. Endesa and Enersis 110

100

90 (12%) (15%) (17%)

80 (17%) (25%) (26%)

70

21-Apr 11-May 31-May 20-Jun 10-Jul 30-Jul 19-Aug 8-Sep

Performance in CLP$ (base 100 as of April 21, 2015)

Enersis Endesa Colbún Gener E-CL IPSA excl. Endesa and Enersis

110

100 0%

(3%) (5%) (5%)

90

(14%) (16%)

80

70

21-Apr 11-May 31-May 20-Jun 10-Jul 30-Jul 19-Aug 8-Sep

Source: Capital IQ. Market prices as of September 22, 2015

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Schedule

Background information

Suggestions on aspects to be considered in the analysis

Preliminary analysis of the objectives being pursued with the transaction

Additional considerations

Appendix

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Additional considerations

There is a group of subject matters in addition to those covered in this presentation which should be included in the analysis: Right to withdrawal Handling of own shares that are acquired during the merger Tax treatment of the division and the merger for ADR holders Other

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Schedule

Background information

Suggestions on aspects to be considered in the analysis

Preliminary analysis of the objectives being pursued with the transaction

Additional considerations

Appendix

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Tradable multiples adjusted by business type

Integrated companies

		US$mm			VE/EBITDA			P/E			CAGR 15 - 17
	Country	Company value	Market Cap	ADTV 3M	2015E	2016E	2017E	2015E	2016E	2017E	EBITDA
Pampa Energía	Argentina	2.093	1.230	2.7	6.9x	4.2x	3.7x	17.3x	15.7x	n.a.	37.0%
CPFL Energía	Brazil	8.790	3.582	12.8	9.5x	8.2x	7.5x	17.8x	12.5x	10.2x	12.3%
CEMIG	Brazil	5,094	2,193	27.1	4.5x	6.3x	6.5x	4.2x	6.6x	6.1x	n.m.
COPEL	Brazil	3,618	2,165	12.8	6.6x	5.3x	4.7x	9.2x	6.8x	5.7x	18.7%
EDP	Brazil	2,960	1,357	7.2	7.7x	6.1x	5.5x	8.3x	9.8x	7.9x	18.1%
Light	Brazil	2,272	576	3.0	6.9x	5.3x	5.0x	9.2x	5.3x	4.4x	17.5%
Enersis	Chile	24,120	12,829	17.9	7.1x	6.3x	6.2x	12.5x	11.0x	10.2x	7.1%
EEB	Colombia	9,694	5,263	1.2	8.9x	7.4x	6.5x	15.4x	14.5x	13.6x	17.0%
Mean		**7,330**	**3,650**	**10.6**	**7.3x**	**6.1x**	**5.7x**	**11.7x**	**10.3x**	**8.3x**	
Median		**4,356**	**2,179**	**10.0**	**7.0x**	**6.2x**	**5.8x**	**10.8x**	**10.4x**	**7.9x**	

Energy generation companies

		US$mm				VE/EBITDA			P/E			CAGR 15 - 17
	Country	Company value	Market Cap	ADTV 3M	VE/MW[1]	2015E	2016E	2017E	2015E	2016E	2017E	EBITDA
Tractebel	Brazil	5,970	5,342	9.3	848	9.3x	6.4x	5.7x	20.4x	11.4x	9.9x	27.9%
CESP	Brazil	1,392	1,286	5.2	209	3.5x	6.9x	5.8x	7.3x	20.7x	12.2x	n.m.
AES Tietê	Brazil	1,606	1,329	2.0	604	4.9x	5.6x	5.0x	8.8x	12.9x	8.5x	(0.3%)
Endesa	Chile	16,223	9,712	9.5	1,101	9.3x	7.9x	8.0x	17.6x	13.3x	12.6x	7.9%
Colbún	Chile	5,472	4,507	2.0	1,669	9.8x	8.9x	9.3x	17.4x	15.0x	15.7x	2.7%
AES Gener	Chile	5,587	3,909	2.0	1,249	7.7x	7.7x	8.1x	14.0x	17.5x	15.5x	7.3%
E-CL	Chile	2,060	1,463	1.1	977	6.7x	6.8x	7.3x	18.4x	18.8x	24.5x	n.m.
Isagen	Colombia	3,819	2,709	1.3	1,260	9.1x	10.1x	9.7x	17.8x	20.4x	18.9x	n.m.
Celsia	Colombia	2,159	897	0.4	926	7.6x	6.9x	6.9x	20.5x	15.5x	15.4x	5.1
Edegel	Peru	2,510	2,241	0.1	1,500	9.0x	9.1x	n.a.	14.4x	14.4x	n.a.	n.m.
EnerSur	Peru	2,280	1,441	0.1	1,226	7.2x	6.5x	n.a.	10.3x	9.5x	n.a.	n.m.
Mean		**4,462**	**3,167**	**3.0**	**1,052**	**7.7x**	**7.5x**	**7.3x**	**15.2x**	**15.4x**	**14.8x**	
Median		**2,510**	**2,241**	**2.0**	**1,101**	**7.7x**	**6.9x**	**7.3x**	**17.4x**	**15.0x**	**15.4x**	

Note: adjustments are detailed on page 15 of the presentation

Source: Capital IQ, financial statements of the companies. Market prices as of September 22, 2015 Financial statements as of June, 2015

[1] US$000´s/MW

Document under development v.10/08/2015

Tyndall Group 24

Tradable multiples adjusted by business type

Distribution companies

	Country	US$mm Company value	Market Cap	ADTV 3M	VE/customers[1]	VE/EBITDA 2015E	2016E	2017E	P/E 2015E	2016E	2017E	CAGR 15 - 17 EBITDA
COELBA	Brazil	2,097	1,206	0.0	374	n/a	n/a	n/a	n/a	n/a	n/a	n.a.
Eletropaulo	Brazil	1,109	499	4.3	163	4.8x	4.1x	3.7x	8.2x	6.3x	5.4x	13.9%
Elektro	Brazil	1,425	934	0.0	576	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ampla	Brazil	1,421	967	0.7	483	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Coelce	Brazil	964	681	0.2	261	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Equatorial	Brazil	2,407	1,688	27.7	539	9.3x	7.7x	6.7x	16.4x	14.5x	9.7x	17.8%
Luz del Sur	Peru	1,980	1,540	0.2	1.972	9.9x	10.4x	n/a	13.1x	13.7x	n/a	n/a
Edelnor	Peru	1,379	1,010	0.1	1,046	6.5x	6.1x	n/a	9.8x	9.3x	n/a	n/a
Mean		**1,598**	**1,066**	**4.1**	**677**	**7.6x**	**7.1x**	**5.2x**	**11.9x**	**10.9x**	**7.5x**	
Median		**1,423**	**989**	**0.2**	**511**	**7.9x**	**6.9x**	**5.2x**	**11.5x**	**11.5x**	**7.5x**	

Transmission companies

	Country	US$mm Company value	Market Cap	ADTV 3M	VE/Kms[2]	VE/EBITDA 2015E	2016E	2017E	P/E 2015E	2016E	2017E	CAGR 15 - 17 EBITDA
Transener	Argentina	330	227	0.2	23	4.9x	4.3x	3.9x	17.8x	16.0x	n/a	12.2%
TAESA	Brazil	2,432	1,594	4.0	250	7.3x	7.8x	8.6x	7.6x	7.7x	7.8x	n.m.
CTEEP	Brazil	1,868	1,670	3.9	n.m.	22.2x	20.8x	22.2x	16.7x	10.0x	9.8x	0.0%
Alupar	Brazil	2,111	750	0.7	370	7.7x	6.5x	6.7x	13.7x	9.4x	11.3x	7.7%
ISA	Colombia	6,681	2,573	1.0	160	8.3x	9.0x	8.6x	12.9x	9.4x	10.3x	n.m.
Mean		**2,685**	**1,363**	**2.0**	**370**	**10.1x**	**9.7x**	**10.0x**	**13.7x**	**10.5x**	**9.8x**	
Median		**2,111**	**1,594**	**1.0**	**250**	**7.7x**	**7.8x**	**8.6x**	**13.7x**	**9.4x**	**10.1x**	

Note: adjustments are detailed on page 15 of the presentation
Source: Capital IQ, financial statements of the companies. Market prices as of September 22, 2015. Financial statements at June, 2015

[1] US$/customers

[2] US$000´s/km

Document under development v.10/08/2015

Tyndall Group 25

Based on a preliminary examination of analysts valuations, the resulting post-merger stake of Enel in Enersis Américas is greater than 50% in the various scenarios

Implicit stake of Enel in Enersis Américas according to analysts valuations

52.6%

52.4% 52.0%

51.5% 51.4% 51.1% 50.9%

2 2 2 1 1 1.3 2

Implicit stake of Endesa in Enersis Américas according to analysts valuations

15.6% 16.0% 15.6% 15.1% 14.1% 13.1% 13.5%

2 2 2 4 1 1.3 2

Note: Illustrative exercise, estimate of the stake owned by Enersis Americas based on valuations made by analysts for the Enersis and Endesa companies involved in corporate reorganization. Given that the analysts have varying perimeters for valuation and distinct assumptions, the exercises are not always equivalent.

1 Stake reported by the analyst

2 Stake calculated by Tyndall based on the valuation presented by the analyst (the resulting stake is not reported)

3 Corresponds to the mid-point of the proposed range

4 Not explicitly provided. Estimated by Tyndall using the Enel stake as a base

Document under development v.10/08/2015

Objective prices and recommendations by Endesa and Enersis analysts

Endesa Recommendations (CLP)



Sell
Hold
Purchase
+26%
100%
75%
50%
25%
0%
1,200
1,000
1,047
800
827
600
Dec-13
Mar-14
Jun-14
Sep-14
Dec-14
Mar-15
Jun-15

Bank	Recommendation	Price	Date
Santander	Purchase	1,110	9/14/15
Credicorp	Hold	1,020	9/3/15
EVA Dimensions	Sell		8/6/15
Goldman Sachs	Hold	1,143[1]	9/14/15
Itau	Hold	1,110	7/28/15
JPMorgan	Purchase	1,020	9/14/15
Larrain Vial	Purchase	1,020	7/24/15
Morgan Stanley	Purchase	1,130	7/28/15
Scotiabank	Purchase	890	7/28/15
Banco Penta	Purchase	978	6/18/15
BICE	Hold	1,027	5/20/15
BTG Pactual	Purchase	1,084	3/18/15
GBM	Purchase	1,000	1/30/15
Corpbanca	Purchase	1,060	12/30/14
BCI	Purchase	1.060	12/10/14
Mean		**1,047**	
Premium over market		*26%*	

Source: Capital IQ. Market prices as of September 22, 2015
[1] Estimate of US$52 by ADR, where 30 local shares correspond to an ADR

Enersis Recommendations (CLP)



Sell
Hold
Purchase
+23%
100%
75%
50%
25%
0%
250
225
227
200
175
182
150
Dec-13
Mar-14
Jun-14
Sep-14
Dec-14
Mar-15
Jun-15

Bank	Recommendation	Price	Date
Scotiabank	Purchase	200	9/23/15
Santander	Purchase	238	9/14/15
Credicorp	Hold	220	9/10/15
EVA Dimensions	Purchase		8/6/15
Goldman Sachs	Hold	263[1]	7/28/15
Itau	Purchase	238	7/28/15
Larrain Vial	Purchase	235	7/28/15
Banco Penta	Purchase	214	6/24/15
BICE	Hold	233	5/20/15
BTG Pactual	Purchase	220	3/23/15
Corpbanca	Purchase	235	12/30/14
BCI	Hold	220	12/10/14
Morgan Stanley	Purchase	210	12/03/14
Mean		**227**	
Premium over market		*23%*	

Source: Capital IQ. Market prices at September 22, 2015
[1] Estimate of US$52 by ADR, where 50 local shares correspond to an ADR

Tyndall Group 27

Document under development v.10/08/2015

Details of Enersis price distribution over time

3 months 6 months

Maximum $977 Maximum $919 Minimum $809 Minimum $809 1 PPPV $907 PPPV1 $876

2 ADTV (US$mm)2 $10.3mm ADTV (US$mm) $9.3mm 62%

42% 43% 30%

15% 8%

$676—$736 $736—$796 $796—$857 $857—$917 $917—$977 $676—$736 $736—$796 $796—$857 $857—$917 $917—$977

# shares traded (mm) 655 # shares traded (mm) 1.332

% of total shares 8% % of total shares 16%

1 year 3 years

Maximum $977 Maximum $977 Minimum $809 Minimum $676 PPPV1 $904 PPPV1 $824 ADTV (US$mm)2 $10.2mm ADTV (US$mm)2 $10.6mm

49%

42%

26% 23%

22%

14% 15% 10%

$676—$736 $736—$796 $796—$857 $857—$917 $917—$977 $676—$736 $736—$796 $796—$857 $857—$917 $917—$977

# shares traded (mm) 2.588 # shares traded (mm) 7.714

% of total shares 32% % of total shares 94%

Source: Capital IQ, financial statements of the companies. Market prices as of September 22, 2015 Financial statements as of June, 2015 28

1 Average weighted price per volume traded

2 Average volume traded during period

Document under development v.10/08/2015

Changes to Endesa and Enersis prices

Performance in US$ (base 100 as of Wednesday, October 30, 2013)

Returns Enersis Endesa IPSA Enersis Endesa IPSA 21-abr (26%) (25%) (18%) YTD (20%) (22%) (15%) 30 days (3%) (3%) (2%) 120 3 months (19%) (17%) (14%) 12 months (21%) (20%) (19%) 24 months (23%) (23%) (30%)

100

80 (23%) (23%) (30%)

60

Oct-13 Apr-14 Oct-14 Apr-15

Performance in CLP$ (base 100 as of Wednesday, October 30, 2013)

Returns Enersis Endesa IPSA ENI EOC IPSA Apr-21 (16%) (14%) (7%) YTD (8%) (10%) (3%) 30 days (2%) (2%) (1%) 3 months (10%) (8%) (4%) 140 12 months (9%) (7%) (6%) 24 months 6% 6% (4%)

120

6% 6%

100

(4%)

80

Oct-13 Apr-14 Oct-14 Apr-15

Source: Capital IQ. Market prices as of September 22, 2015

Document under development v.10/08/2015

Changes to share prices by industry

Integrated companies1 (base 100 as of October 30, 2013)

Brasil Enersis EEB

150

125

7% 6%

100

(24%)

75

Oct-13 May-14 Oct-14 May-15

Generating companies (base 100 as of October 30, 2013)

Brasil Chile Colombia Perú

150

125

15% 6%

100

(12%) (18%)

75

Oct-13 May-14 Oct-14 May-15

Note: performance in local currency Index weighted by market capitalization

Source: Capital IQ, financial statements of the companies. Market prices as of September 22, 2015 Financial statements as of June, 2015

1 Excludes Pampa Energía (Argentina)

Document under development v.10/08/2015

Changes to share prices by industry (cont.)

Distributing companies (base 100 as of October 30, 2013)

Brazil Peru

150

125

18%

4%

100

75

Oct-13 May-14 Oct-14 May-15

Transmitting companies1 (base 100 as of October 30, 2013)

Brasil ISA

150

125

6%

100

75 (26%)

50

Oct-13 May-14 Oct-14 May-15

Note: The price of the share in local currency at October 30, 2013 is used as a base 100

Source: Capital IQ, financial statements of the companies. Market prices as of September 22, 2015 Financial statements as of June, 2015

1 Excluding Transener (Argentina)

Document under development v.10/08/2015

31